EXHIBIT 21.1

Subsidiaries of the Registrant
Subsidiary	State or Other Jurisdiction of Domicile
Ameritrade International Company	Cayman Islands
Datek Online Management Corp.	Delaware
Financial Passport, Inc.	Delaware
Investools Inc.	Utah
myTrade, Inc.	Delaware
Scottrade, Inc.	Arizona*
Scottrade Financial Services, Inc.	Delaware
Scottrade Investment Management, Inc.	Delaware
TD Ameritrade, Inc.	New York**
TD Ameritrade Clearing, Inc.	Nebraska
TD Ameritrade Futures & Forex LLC	Delaware
TD Ameritrade Hong Kong Limited	Hong Kong
TD Ameritrade Investment Management, LLC	Delaware
TD Ameritrade IP Company, Inc.	Delaware
TD Ameritrade Media Productions Company	Delaware
TD Ameritrade Online Holdings Corp.	Delaware
TD Ameritrade Services Company, Inc.	Delaware***
TD Ameritrade Singapore Pte. Ltd.	Singapore
TD Ameritrade Trust Company	Maine
TD Waterhouse Canadian Call Center, Inc.	Ontario
Ten Bagger Incorporated	Nevada
The Insurance Agency of TD Ameritrade, LLC	Delaware
ThinkTech, Inc.	Delaware****
TradeWise Advisors, Inc.	Delaware

* This entity does business as Scottsdale Securities Inc., Scottrade, Scottrade Financial Services and/or Scottrade.com in one or more states.
** In Illinois, this entity does business as Thinkorswim and Thinkorswim Powered by TD Ameritrade
*** In Texas, this entity does business as Ameritrade Support Services Corporation
**** In Texas, this entity does business as T2 Technology Support, Inc.

Unless otherwise noted, each subsidiary does business under its actual name.